Exhibit 99.1

Telular Corporation Announces That Component Shortages Will Affect Revenue in Third Quarter

    VERNON HILLS, Ill.--(BUSINESS WIRE)--June 22, 2004--Telular Corporation (Nasdaq:WRLS). Telular Corporation said today that it's third quarter revenues would be impacted by temporary component shortages from suppliers, and expects revenues of $16.0 million to $18.0 million for the three months ended June 30, 2004.
    "The component shortages have resulted in delayed delivery of certain cellular radios from a major supplier. By the end of this quarter, we will be in the position to build equivalent radios internally rather than source them externally," said Kenneth Millard, Chairman and Chief Executive Officer.
    Although Telular's third quarter revenues will represent an increase over the $12.1 million in revenues for the same period last year, they are lower than the $21.0 million in backlog reported by Telular at the end of it's second quarter.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.

    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             jherrmann@telular.com